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                                                                  Exhibit 3(iii)


                                  CROWN VANTAGE INC.

                             ARTICLES OF AMENDMENT TO THE
                              ARTICLES OF INCORPORATION

    I.   NAME.  The name of the Corporation is Crown Vantage Inc.

    II. THE AMENDMENT. The Amendments, copies of which are attached hereto as Exhibits A and B, respectively, (a) delete paragraph 3.1 of ARTICLE III of the Articles of Incorporation and substitute, in lieu thereof, a new paragraph 3.1 increasing the number of authorized shares of common stock and (b) add a new
Article IX to the Articles of Incorporation reducing the shareholder vote required for certain amendments to the Articles of Incorporation.

    III. BOARD ACTION.  The Board of Directors at its meeting on March 21,
1996, at which a quorum was present and acting throughout, found the Amendments to the Articles of Incorporation to be in the best interest of the Corporation and directed that they each be submitted to a separate vote of the shareholders.

    IV.  SHAREHOLDER ACTION.

         A. Notice of the meeting, together with copies of the proposed Amendments, was given in the manner prescribed by the Virginia Stock Corporation Act to all shareholders of record entitled to such notice, whether or not entitled to vote.

         B. On the record date, the total number of shares of Common Stock outstanding (the only class of shares authorized and outstanding) and entitled to vote on the Amendments was 9,080,707.

         C. On May 7, 1996, the meeting of shareholders was held and the Amendments proposed by the Board of Directors were adopted.

         D. The total number of votes cast FOR the amendment set forth in Exhibit A was 6,622,882 and AGAINST the amendment was 1,009,044. The number of votes cast for the amendment was sufficient for its approval.

         E. The total number of votes cast FOR the amendment set forth in Exhibit B was 6,178,899 and AGAINST the amendment was 185,138. The number of votes cast for the amendment was sufficient for its approval.

Dated:  May 13, 1996
                                       CROWN VANTAGE INC.

                                       By:   /s/ Ernest S. Leopold
                                          -------------------------------------
                                       Chairman, President and Chief
                                       Executive Officer


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                                                                       EXHIBIT A


    3.1 Number and Designation. The number and designation of shares that the Corporation shall have authority to issue are as follows:
    Class                   Number of Shares
    -----                   ----------------

    Preferred                        500,000

    Common (no par value)         50,000,000








                                                                       Exhibit B

                                      ARTICLE IX
                                      AMENDMENTS

    As to each voting group entitled to vote on an amendment or restatement of these Articles of Incorporation the vote required for approval shall be (i) the vote required by the Virginia Stock Corporation Act (as applied without regard to the effect of clause (iii) of this Article) if the effect of the amendment or restatement is (a) to reduce the shareholder vote required to approve a merger, a statutory share exchange, a sale of all or substantially all of assets of the Corporation or the dissolution of the Corporation, or (b) to delete all or any part of this clause (i) of this Article; (ii) the vote required by the terms of these Articles of Incorporation, as amended or as restated from time to time, if such terms require the approval of more than a majority of the votes entitled to be cast thereon by such voting group; or (iii) a majority of the votes entitled to be cast thereon if neither clause (i) nor clause (ii) of this Article is applicable.

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